EXHIBIT 23.5
PricewaterhouseCoopers AS
N-0245 Oslo
Telephone +47 23 16 00 00
Fax +47 23 16 10 00
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Eksportfinans ASA, of our report dated March 29, 2006, except for Note 34 which is dated August 29, 2006, relating to the financial statements, which appear in the Annual Report on Form 20-F/A for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers AS
February 5, 2007
Oslo, Norway
Offices: Oslo Arendal Bergen Drammen Fredrikstad Førde Hamar Kristiansand Mandal Mo i Rana Stavanger Tromsø Trondheim Tønsberg Ålesund
PricewaterhouseCoopers refers to the member firms of the worldwide PricewaterhouseCoopers organization Members of Den norske
Revisorforening | Foretaksregisteret: NO 933 922 847
www.pwcglobal.com/no